Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces First Quarter Results,
Affirms 2017 Outlook,
Declares Second Quarter Cash Dividend

COLUMBUS, Ga. - April 27, 2017 - Aflac Incorporated today reported its first quarter results.

Total revenues decreased 2.6% to $5.3 billion during the first quarter of 2017, compared with $5.5 billion in the first quarter of 2016. Net earnings were $592 million, or $1.47 per diluted share, compared with $731 million, or $1.74 per share, a year ago. The decrease in revenue and net earnings reflects realized gains and losses in the comparable quarters and lower premium and investment income in the Japan segment attributable to the low-interest-rate environment.

Net earnings in the first quarter of 2017 included pretax net losses of $129 million, or $.31 per diluted share on a pretax basis, compared with pretax net gains of $40 million, or $.09 per diluted share on a pretax basis, a year ago. Beginning in the first quarter of 2017, the company began reporting amortized hedge costs associated with certain U.S. dollar investments in the Japan portfolio as part of operating earnings. Pretax net realized losses from securities transactions and impairments for the first quarter amounted to $17 million and were composed of pretax net realized investment losses from securities transactions of $7 million, and pretax realized investment losses from impairments of $10 million. Pretax net realized investment losses from certain derivative and foreign currency activities in the quarter were $92 million. Net earnings also included a pretax loss of $20 million, reflecting guaranty fund assessments of $14 million and Japan branch conversion costs of $6 million. The income tax benefit on non-operating items in the quarter was $45 million. See the “Reconciliation of Net Earnings to Operating Earnings” schedule.

The following discussion includes references to Aflac’s non-U.S. GAAP performance measures, operating earnings, operating earnings per diluted share and operating return on equity. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses operating earnings and operating earnings per diluted share to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business.

Aflac defines operating earnings (a non-U.S. GAAP financial measure) as the profits derived from operations. Operating earnings includes interest cash flows associated with notes payable and hedge costs related to foreign currency denominated investments, but excludes certain items that cannot be predicted or that are outside of management's control, such as realized investment gains and losses from securities transactions, impairments, and certain derivative and foreign currency activities; nonrecurring items; and other non-operating income (loss) from net earnings. Nonrecurring and other non-operating items consist of infrequent events and activity not associated with the normal course of the Company’s insurance operations and do not reflect Aflac’s underlying business performance. Operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the average outstanding shares (basic or dilutive) for the period presented. Operating return on equity excluding foreign currency effect is calculated using operating earnings excluding yen, as reconciled with total U.S. GAAP net earnings, divided by average shareholders’ equity, excluding accumulated other comprehensive income (AOCI). The comparable U.S. GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity. Reconciliations of the foregoing non-GAAP measures to the most comparable U.S. GAAP measures are provided in the schedules accompanying this release.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. As a result, the company views foreign currency translation as a financial reporting issue for Aflac rather than an economic event to the company or shareholders. Because a significant portion of the company’s business is conducted in Japan and foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Operating earnings, operating earnings per diluted share “excluding current period foreign currency impact” and operating return on average shareholders’ equity excluding foreign exchange are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates dollar based fluctuations driven solely from currency rate changes.

The average yen/dollar exchange rate in the first quarter of 2017 was 113.56, or 1.6% stronger than the average rate of 115.35 in the first quarter of 2016. Operating earnings in the first quarter were $676 million, compared with $705 million in the first quarter of 2016. Operating earnings per diluted share decreased .6% to $1.67 in the quarter, compared with $1.68 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.01 for the first quarter. Excluding the impact of the stronger yen, operating earnings per diluted share decreased 1.2%.

Total investments and cash at the end of March 2017 were $120.5 billion, compared with $116.4 billion at December 31, 2016.

In the first quarter, Aflac repurchased $600 million, or 8.5 million of its common shares. At the end of March, the company had 18.3 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $20.3 billion, or $51.11 per share, at March 31, 2017, compared with $20.0 billion, or $48.22 per share, at March 31, 2016. Shareholders’ equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $4.5 billion, compared with a net unrealized gain of $4.7 billion at the end of March 2016. The annualized return on average shareholders’ equity in the first quarter was 11.6%.

Shareholders’ equity was $17.7 billion, or $44.49 per share (excluding AOCI) at March 31, 2017, compared with $17.1 billion, or $41.15 per share, at March 31, 2016. On an operating basis (excluding AOCI), the annualized return on average shareholders’ equity for the first quarter was 15.1%, excluding the impact of foreign currency.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance agreements, decreased 1.1% in the first quarter to ¥362.9 billion, with growth in third sector premium offset by reduced first sector premium. Net investment income declined 6.3%, reflecting the stronger yen/dollar exchange rate on dollar-denominated investment income, increased amortized hedge costs on the U.S. dollar investment portfolio and the persistent low-interest-rate environment. Amortized hedge costs on the U.S. dollar investment portfolio totaled $52 million in the quarter, as compared to $32 million in the previous year. Total revenues were down 1.9% to ¥427.7 billion in the first quarter. Pretax operating earnings in yen decreased 5.6% on a reported basis and 5.1% on a currency-neutral basis. The pretax operating profit margin for the Japan segment was 20.5%, compared with 21.3% in the prior year.

Aflac Japan’s growth rates in dollar terms for the first quarter were magnified as a result of the stronger yen/dollar exchange rate. Premium income, net of reinsurance agreements, increased .5% to $3.2 billion in the first quarter. Net investment income, which includes amortized hedge costs on foreign investments, decreased 5.4% to $557 million.

Total revenues declined slightly by .4% to $3.8 billion. Pretax operating earnings declined 4.7% to $769 million.

In the first quarter, total new annualized premium sales decreased 29.2% to ¥22.1 billion, or $194 million. Third sector sales, which include cancer, medical and income support products increased 7.6% to ¥19.6 billion in the quarter. Total first sector sales, which include products such as WAYS and child endowment, were down 81.3% in the quarter, reflecting the company’s actions to reduce the sale of first sector savings products that are more interest-sensitive.

AFLAC U.S.

Aflac U.S. premium income increased 1.7% to $1.4 billion in the first quarter. Net investment income was up 2.0% to $178 million. Total revenues increased 1.7% to $1.6 billion. The pretax operating profit margin for the U.S. segment was 19.7%, compared with 21.5% a year ago. Pretax operating earnings were $310 million, a decrease of 6.7% for the quarter. Results reflect first quarter 2017 investments in the U.S. platform as well as favorable benefit ratios in the first quarter 2016.

Aflac U.S. total new annualized premium sales increased 1.7% in the quarter to $333 million. Additionally, persistency in the quarter was 77.5%, compared with 76.6% a year ago.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.43 per share is payable on June 1, 2017, to shareholders of record at the close of business on May 24, 2017.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with the company’s overall performance for the quarter. Our results for the first quarter are consistent with what we communicated on our December outlook call. Despite the persistent low-interest-rate environment, Aflac Japan, our largest earnings contributor, generated solid financial results. In yen terms, results on an operating basis were in line with our expectations for the quarter. Additionally, our operation in Japan produced better-than-expected third sector sales results. As we’ve communicated, we continue to believe the long-term compound annual growth rate for third sector product sales will be in the range of 4% to 6%.

“Turning to our U.S. operations, we are pleased with the financial performance and continued strength in profitability. Our results on an operating basis reflect ongoing investment in our platform and are in line with our expectations. As we’ve communicated, we anticipate a long-term compound annual growth rate of 3% to 5% in new annualized premium sales. I want to reiterate that as we look ahead, we believe the strategy for growth we implemented in both our career and broker channels is the right one, and we will continue to make tactical adjustments to meet our long-term growth objectives.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders. We believe our financial strength in Japan positions us to repatriate in the range of ¥120 to ¥140 billion to the U.S. for the calendar year 2017, assuming capital conditions remain stable. We continue to anticipate that we’ll repurchase in the range of $1.3 to $1.5 billion of our shares in 2017, front-end loaded in the first half of the year. As is always the case, this assumes stable capital conditions and the absence of compelling alternatives. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings per diluted share before the impact of foreign currency translation.

“I want to reiterate our 2017 earnings guidance. Our first quarter results put us squarely on track to produce stable operating earnings per diluted share of $6.40 to $6.65, assuming the average exchange rate in 2016 of 108.70 yen to the dollar. If the yen averages 105 to 115 to the dollar for the second quarter, we would expect operating earnings, a non-U.S. GAAP measure, to be approximately $1.55 to $1.70 per diluted share in the second quarter. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and in 2017 included Aflac on its list of Most Admired Companies for the 16th time. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Friday, April 28, 2017.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2017	2016	% Change
Total revenues	$5,309	$5,451	(2.6)%
Benefits and claims, net	3,052	3,025.9
Total acquisition and operating expenses	1,359	1,309	3.8
Earnings before income taxes	898	1,117	(19.6)
Income taxes	306	386
Net earnings	$592	$731	(19.0)%
Net earnings per share – basic	$1.48	$1.75	(15.4)%
Net earnings per share – diluted	1.47	1.74	(15.5)
Shares used to compute earnings per share (000):
Basic	401,130	418,748	(4.2)%
Diluted	404,069	420,920	(4.0)
Dividends paid per share	$.43	$.41	4.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2017	2016	% Change
Assets:
Total investments and cash	$120,503	$114,320	5.4%
Deferred policy acquisition costs	9,255	8,929	3.7
Other assets	3,892	4,517	(13.8)
Total assets	$133,650	$127,766	4.6%
Liabilities and shareholders’ equity:
Policy liabilities	$97,624	$94,128	3.7%
Notes payable	5,250	4,984	5.3
Other liabilities	10,436	8,633	20.9
Shareholders’ equity	20,340	20,021	1.6
Total liabilities and shareholders’ equity	$133,650	$127,766	4.6%
Shares outstanding at end of period (000)	398,002	415,203	(4.1)%

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2017	2016	% Change

Net earnings	$592	$731	(19.0)%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	17	(77)
Certain derivative and foreign currency (gains) losses [1,2]	92	37
Other and non-recurring (income) loss [2]	20	—
Income tax (benefit) expense on items excluded from operating earnings [1]	(45)	14

Operating earnings	676	705	(4.2)%
Current period foreign currency impact [3]	(5)	N/A
Operating earnings excluding current period foreign currency impact [4]	$671	$705	(5.0)%

Net earnings per diluted share	$1.47	$1.74	(15.5)%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	.04	(.18)
Certain derivative and foreign currency (gains) losses [1,2]	.23	.09
Other and non-recurring (income) loss [2]	.04	—
Income tax (benefit) expense on items excluded from operating earnings [1]	(.11)	.03

Operating earnings per diluted share	1.67	1.68	(.6)%
Current period foreign currency impact [3]	(.01)	N/A
Operating earnings per diluted share excluding current period foreign currency impact [4]	$1.66	$1.68	(1.2)%

[1]
Prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.

[2]	Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.

[3]	Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.

[4]
Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

MARCH 31,	2017	2016	% Change
U.S. GAAP book value [1]	$20,340	$20,021
Less: AOCI	(2,632)	(2,936)
Adjusted book value [2]	$17,708	$17,085
Number of outstanding shares at end of period (000)	398,002	415,203
U.S. GAAP book value per common share	$51.11	$48.22	6.0%
Adjusted book value per common share	44.49	41.15	8.1

[1]	U.S. GAAP book value represents total shareholders’ equity as recorded on the balance sheet.

[2]	Adjusted book value is the U.S. GAAP book value, less AOCI (as recorded on the U.S. GAAP balance sheet).

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE
(EXCLUDING CURRENCY)

THREE MONTHS ENDED MARCH 31,	2017	2016
U.S. GAAP ROE [1]	11.6%	15.5%
Add: differences between operating earnings and net earnings [2]	1.6	(.6)
Less: impact of foreign currency [3,4]	.1	—
Add: impact of excluding AOCI [5]	2.0	1.6
Operating ROE, excluding currency	15.1%	16.5%

[1]	ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[2]	See separate reconciliation of net income to operating earnings.

[3]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings.

[4]
For comparative purposes, current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

[5]	Excludes all U.S. GAAP components of average AOCI from average shareholders' equity

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	.8%	(.3)%
Net investment income [4]	(3.4)	(4.0)
Total benefits and expenses	1.4	.3
Operating earnings	(4.2)	(5.0)
Operating earnings per diluted share	(.6)	(1.2)

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2017 OPERATING EARNINGS PER SHARE [1]SCENARIOS

Weighted- Average Yen/Dollar Exchange Rate	Operating Earnings Per Diluted Share			Foreign Currency Impact
100	$6.73	-	6.98	$.33
105	6.53	-	6.78	.13
108.70[2]	6.40	-	6.65	—
115	6.19	-	6.44	(.21)
120	6.04	-	6.29	(.36)
1 A non-GAAP financial measure, operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the average outstanding shares (basic or dilutive) for the period presented in 2017 and 2016. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.
2 Actual 2016 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; risks relating to the conversion of the Japan branch to a subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in our industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; defaults and credit downgrades of securities in our investment portfolio; ability to attract and retain qualified sales associates and employees; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of our investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on our investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to our operations; credit and other risks associated with Aflac's investment in perpetual securities; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com